Exhibit 10.8

February 17, 2021

Tim Andrews

Prometheus Biosciences, Inc.

9410 Carroll Park Drive

San Diego, CA 92121

Dear Tim:

Prometheus Biosciences, Inc. (the “Company”) and you entered into that certain letter agreement dated November 4, 2020 (the “Original Agreement”). The Company and you desire to amend and restate the Original Agreement on the terms and conditions set forth in this letter agreement (this “Agreement”), effective immediately.

You will continue to be an employee of the Company in the position of General Counsel performing such duties as are normally associated with this position and such other duties as are assigned to you from time to time. You will report to Mark McKenna, President and Chief Executive Officer. You will perform your duties at the Company’s headquarters. This is an exempt position.

During the term of your employment, you shall devote your full working time and attention to the business affairs of the Company. Subject to the terms of the Company’s Employee Confidential Information and Inventions Agreement, as described below, this shall not preclude you from (a) devoting time to personal and family investments, (b) participating in industry associations, or (c) serving on community and civic boards, provided such activities do not interfere with your duties to the Company, as determined in good faith by the President and Chief Executive Officer. You agree that you will not join any boards, other than community and civic boards (which do not interfere with your duties to the Company), without the prior approval of the President and Chief Executive Officer, which approval shall not be unreasonably withheld.

Associated with this opportunity, the Company offers the following compensation and benefits:

1.

Salary: Effective immediately, you will receive a base salary of USD $403,000 on an annualized basis (the “Base Salary”), to be paid in accordance with the Company’s customary payroll practices. Your Base Salary will be subject to annual review by the Board of Directors of the Company (the “Board”) or its Compensation Committee and may be increased but not decreased.

2.	Annual Bonus Plan: You will be eligible to receive an annual performance bonus.

Your bonus target (your “Target Bonus”) shall be 40% of your Base Salary actually paid for the year to which such annual bonus relates. Actual bonus payments are based on your continuous performance of services to the Company, the achievement of individual and corporate goals, and the approval of the Board and its Compensation Committee. Bonus payouts may be more or less than the targeted amount based on the before mentioned criteria. Your annual bonus will be paid between January 1 and March 15 of the calendar year following the year to which such bonus relates.

3.

Employee Benefits: As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid time off in accordance with the Company’s paid time off policy, as in effect from time to time. Terms and conditions of each plan or program are subject to applicable laws, regulations and policies. Should there be a conflict between a plan document and this information, the plan document will always govern. The Company reserves the right to change, alter, or terminate any benefit plan at its sole discretion.

4.	Withholding: All amounts payable to you will be subject to appropriate payroll deductions and all required withholdings.

Additional Information Regarding Employment at the Company:

1.

Qualifications: Your continued employment with the Company is contingent on your obtaining and keeping the licenses, credentials, permits, certifications and such similar authorizations necessary to perform your job. By signing this Agreement, you are acknowledging that you have never been and are not currently debarred, excluded or banned from any federal healthcare program. You agree to immediately notify the Company should you become debarred, excluded or banned from any federal healthcare program or should you be convicted of a felony involving fraud or deceit.

2.

At-Will Employment; Severance: Your employment with the Company is at-will. This at-will employment relationship cannot be changed except in writing signed by an executive officer of the Company. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without Cause (as defined below) or advance written notice.

In the event that your employment is terminated by the Company (a) for any reason other than for Cause, death or Disability (as defined below), or (b) by you for Good Reason (as defined below) (a termination described in (a) or (b), a “Qualifying Termination”), subject to your continued compliance with the Employee Confidential Information and Inventions Agreement, as described below, and the

Prometheus Biosciences | 9410 Carroll Park Drive, San Diego, CA 92121 | main 858.824.0895 | fax 858.332.3306 | prometheusbiosciences.com

effectiveness of your Release (as defined below), you will be entitled to receive, in addition to the Accrued Obligations (as defined below), the following severance benefits:

(i)

an amount equal to your monthly Base Salary as then in effect on the date of your termination (the “Separation Date”) and prior to any reduction in such Base Salary that would permit you to voluntarily terminate employment for Good Reason for the number of months in the Severance Period (as defined below) (the “Severance Payment”), to be paid in substantially equal installments over the Severance Period in accordance with the Company’s regular payroll schedule, with the first such installment commencing on the first regularly scheduled payroll date following the date your Release becomes effective (which first installment will include any installments that would have occurred prior to such date in accordance with the Company’s regular payroll schedule);

(ii)

an amount equal to (A) your Target Bonus for the calendar year in which the Separation Date occurs, multiplied by (B) (1) 50% if your Qualifying Termination occurs prior to November 30, 2021, (2) 100% in the event your Qualifying Termination occurs on or after November 30, 2021, to be paid in a single lump sum on the first regularly scheduled payroll date following the date your Release becomes effective, but in no event more than 75 days following the Separation Date (which Target Bonus to be calculated based on your annualized Base Salary rate as then in effect on the Separation Date and prior to any reduction in such Base Salary that would permit you to voluntarily terminate employment for Good Reason);

(iii)

the right to continued health care benefits under the Company’s health insurance plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for you and your eligible dependents who were covered under the Company’s health insurance plans as of the Separation Date paid by the Company for a period commencing on the Separation Date and ending on the earlier of (a) the last day of the Severance Period or (b) the date on which you become eligible for healthcare insurance with a subsequent employer or (c) the date on which the applicable continuation period under COBRA expires (provided that, if any of the Company’s health benefits are self-funded as of the Separation Date, or if the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing the payments or reimbursements as set forth above, the Company shall instead pay to you the foregoing monthly amount as a taxable monthly payment for the

Prometheus Biosciences | 9410 Carroll Park Drive, San Diego, CA 92121 | main 858.824.0895 | fax 858.332.3306 | prometheusbiosciences.com

foregoing period (or any remaining portion thereof)). You shall be solely responsible for all matters relating to continuation of coverage pursuant to COBRA, including, without limitation, the election of such coverage and the timely payment of premiums. You shall notify the Company immediately if you become eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment; and

(iv)	accelerated vesting of all of the Company’s equity awards that are subject to time vesting conditions effective as of the Separation Date.

As a condition to your receipt of any post-termination payments and benefits pursuant to the preceding paragraphs, you shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) in a form reasonably acceptable to the Company. In the event the Release does not become effective within the 60-day period following the date of your termination of employment, you will not be entitled to the aforesaid payments and benefits.

“Accrued Obligations” means (i) any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time or paid time off) on or before the Separation Date; (ii) any incentive bonus payable to you (to the extent not previously paid) with respect to the calendar year of the Company preceding the calendar year in which the Separation Date occurs; (iii) all other amounts or benefits to which you are entitled under any compensation, retirement or benefit plan of the Company as of the Separation Date in accordance with the terms of such plans; and (iv) any reimbursement due to you for expenses reasonably incurred by you on or before the Separation Date.

“Cause” is defined as your (i) conviction of a felony, plea of guilty or “no contest” to a felony, or confession of guilt to a felony; (ii) act or omission which constitutes willful misconduct or gross negligence that results in loss, damage or injury to the Company or its prospects, including, but not limited to (A) dishonesty or a breach of fiduciary duty to the Company or the Company’s stockholders, or (B) theft, fraud, embezzlement or other illegal conduct; (iii) continued failure, refusal or unwillingness to perform, to the reasonable satisfaction of the Board determined in good faith, any material duty or responsibility assigned to you, which failure of performance continues for a period of more than 30 days after written notice thereof has been provided by the Board, setting forth in reasonable detail the nature of such failure of performance; or (iv) material breach of any of the provisions of this Agreement or any other written agreement between you and the Company.

“Change in Control” shall have the same meaning as Change in Control as defined in the Company’s 2017 Equity Incentive Plan; provided, however, that effective upon the date on which the Company’s Registration Statement on Form

Prometheus Biosciences | 9410 Carroll Park Drive, San Diego, CA 92121 | main 858.824.0895 | fax 858.332.3306 | prometheusbiosciences.com

S-1 filed with respect to the initial public offering (the “IPO”) becomes effective, “Change in Control” shall have the meaning given to such term in the Company’s 2021 Incentive Award Plan adopted in connection with the IPO. Notwithstanding the foregoing, if a Change in Control would give rise to a payment or settlement event with respect to any payment or benefit that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation Section 1.409A-3(i)(5)) in order to give rise to the payment or settlement event for such payment or benefit, to the extent required by Section 409A.

“Disability” is defined as your inability, due to physical or mental illness or disease, to perform the functions then performed by you for 180 consecutive days, accompanied by the likelihood, in the opinion of a physician chosen by the Company and reasonably acceptable to you, that you will be unable to perform such functions within the reasonably foreseeable future.

“Good Reason” is defined as a resignation that occurs following the occurrence of any of the following without your written consent: (i) a material change in the geographic location at which you must perform your duties (and you and the Company agree that a relocation of the geographic location at which you must perform your duties to a location outside a 35-mile radius of your principal place of employment prior to such relocation shall be considered material for this purpose) (provided that a requirement that you relocate to San Diego, California shall not constitute “Good Reason” for purposes of this Agreement); (ii) a material reduction in your base compensation or Target Bonus; (iii) any action or inaction that constitutes a material breach of this Agreement by the Company; or (iv) a material reduction in your authority, duties or responsibilities (including a requirement to report to any person or entity other than the President and Chief Executive Officer of the Company, or following a Change in Control, the chief executive officer of the ultimate parent company of the surviving entity in such Change in Control that has at least one class of publicly traded securities listed on a national stock exchange). You must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without your written consent within 30 days of the occurrence of such event. The Company or any successor or affiliate shall have a period of 30 days to cure such event or condition after receipt of written notice of such event from you. Your termination of employment by reason of resignation from employment with the Company for Good Reason must occur within 30 days following the expiration of the foregoing 30-day cure period.

“Severance Period” means (i) 6 months in the event your Qualifying Termination occurs prior to November 30, 2021, and (ii) 12 months in the event your Qualifying Termination occurs on or after November 30, 2021.

Prometheus Biosciences | 9410 Carroll Park Drive, San Diego, CA 92121 | main 858.824.0895 | fax 858.332.3306 | prometheusbiosciences.com

The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with such intention. To the extent that any provision in this Agreement is ambiguous as to its compliance with or exemption from Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A of the Code, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. For purposes of this Agreement, all references to your “termination of employment” shall mean your “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”). If you are a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of your Separation from Service, to the extent that the payments or benefits under this Agreement are “non-qualified deferred compensation” subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this paragraph shall be paid or distributed to you in a lump sum on the earlier of (a) the date that is 6 months and one day following your Separation from Service, (b) the date of your death or (c) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under this Agreement shall be paid as otherwise provided herein.

To the extent that the payments or benefits under this Agreement are “non-qualified deferred compensation” subject to Section 409A of the Code, if the period during which you may deliver the Release required hereunder spans two calendar years, the payment of your post-termination benefits shall occur (or commence) on the later of (a) January 1 of the second calendar year, or (b) the first regularly-scheduled payroll date following the date your Release becomes effective.

Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of your taxable year following the taxable year in which you incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of yours, and your right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

3.	Policies and Procedures: As a Company employee, you will be expected to abide by Company rules, policies, and regulations as they may be interpreted, adopted,

Prometheus Biosciences | 9410 Carroll Park Drive, San Diego, CA 92121 | main 858.824.0895 | fax 858.332.3306 | prometheusbiosciences.com

revised or deleted from time to time in the Company’s sole discretion. You have previously signed an acknowledgement that you have read and understand the Company’s policies and procedures that govern the terms and conditions of your employment, including, but not limited to, the Employee Handbook and the Code of Ethical Business Conduct.

4.

Confidential Information: You have previously executed the Company’s standard form of Employee Confidential Information and Inventions Agreement. A copy of this agreement is attached hereto as Exhibit A. We understand that you may have signed similar agreements with prior employers, and wish to impress upon you that you are prohibited from using or disclosing the confidential or proprietary information of others during your employment by the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for the possession and use of such materials or documents.

5.

Arbitration: The Company has a policy of arbitration for settlement of any dispute between employees or former employees and the Company. You have previously executed the Arbitration Agreement, attached hereto as Exhibit B.

6.

Complete Agreement: This Agreement, together with the Employee Confidential Information and Inventions Agreement and the Arbitration Agreement, contains the complete understanding and agreement regarding the terms of your employment by the Company. There are no other, different or prior agreements or understandings, written or oral, on this or related subjects, and this Agreement supersedes any such prior agreements or understandings, including, without limitation, the Original Agreement. Changes to the terms of your employment can be made only in a writing signed by you and an executive officer of the Company, although it is understood that the Company may, from time to time, in its sole discretion, adjust the salaries, incentive compensation and benefits paid to you and its other employees, as well as job titles, locations, duties, responsibilities, assignments and reporting relationships. This Agreement shall be construed in accordance with the laws of the State of California, without regard to conflicts-of-law principles.

If you accept the terms of this Agreement, kindly sign and date this Agreement below.

Best Regards,

/s/ Mark McKenna
Mark McKenna
President and Chief Executive Officer

Prometheus Biosciences | 9410 Carroll Park Drive, San Diego, CA 92121 | main 858.824.0895 | fax 858.332.3306 | prometheusbiosciences.com

ACCEPTANCE OF AGREEMENT:

I accept the terms described in this Agreement.

Signature:     /s/ Tim Andrews

Date:     February 17, 2021

Prometheus Biosciences | 9410 Carroll Park Drive, San Diego, CA 92121 | main 858.824.0895 | fax 858.332.3306 | prometheusbiosciences.com